================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            SEATTLE FILMWORKS INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                NOT APPLICABLE
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                            SEATTLE FILMWORKS, INC.


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          WEDNESDAY, FEBRUARY 11, 1998


To the Shareholders of
SEATTLE FILMWORKS, INC.:

     Notice is hereby given that the Annual Meeting of Shareholders of SEATTLE FILMWORKS, INC. (the "Company") will be held at 10:00 a.m. local time on Wednesday, February 11, 1998, at The Four Seasons Hotel, Metropole Room, 411 University Street, Seattle, Washington 98101, for the following purposes:

     1.  To elect one (1) Director to serve for a three year term.

     2. To consider and vote upon such other business as may properly come before the meeting.

     Shareholders of record on the books of the Company at the close of business on December 8, 1997, will be entitled to notice of and to vote at the meeting and any adjournment or postponement thereof.

                             By Order of the Board of Directors

                             //s// Mich Kele Earl

                             Mich Kele Earl
                             Secretary

1260 - 16th Avenue W.
Seattle, Washington  98119
December 31, 1997



_______________________________________________________________________________

                             YOUR VOTE IS IMPORTANT
                             ======================

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE SIGN,
DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED STAMPED ENVELOPE. THIS WILL ENSURE THE PRESENCE OF A QUORUM AT THE MEETING. PROMPTLY SIGNING, DATING AND RETURNING THE PROXY WILL SAVE THE COMPANY THE EXPENSE OF ADDITIONAL SOLICITATIONS. THE GIVING OF THE PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE AT THE MEETING IF THE PROXY IS REVOKED IN THE MANNER SET FORTH IN THE ACCOMPANYING PROXY STATEMENT.

_______________________________________________________________________________

                            SEATTLE FILMWORKS, INC.
                            1260 - 16TH AVENUE WEST
                           SEATTLE, WASHINGTON  98119


                                PROXY STATEMENT

                         INFORMATION REGARDING PROXIES

     This proxy statement and the accompanying form of proxy are furnished in connection with the solicitation of proxies by the Board of Directors of SEATTLE FILMWORKS, INC. (the "Company") for use at the Annual Meeting of shareholders to be held on Wednesday, February 11, 1998, at 10:00 a.m. local time at the Four Seasons Hotel, Metropole Room, 411 University Street, Seattle, Washington 98101 and at any adjournment or adjournments thereof (the "Annual Meeting"). Only shareholders of record on the books of the Company at the close of business on December 8, 1997 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. It is anticipated that these proxy solicitation materials and a copy of the Company's 1997 Annual Report to Shareholders will be first sent to shareholders on or about December 31, 1997.

     A proxy in the accompanying form which is properly signed, dated, returned and not revoked will be voted in accordance with the instructions contained therein. In the absence of instructions to the contrary, such shares will be voted for the nominee for the Company's Board of Directors listed in this proxy statement and in the form of proxy. Any shareholder executing a proxy has the power to revoke it at any time prior to the voting thereof on any matter (without, however, affecting any vote taken prior to such revocation) by delivering written notice to the Secretary of the Company, by executing and delivering to the Company another proxy dated as of a later date or by voting in person at the meeting.


                    VOTING SECURITIES AND PRINCIPAL HOLDERS

     The only voting securities of the Company are shares of Common Stock, $.01 par value (the "Common Stock"), each of which is entitled to one vote. At December 8, 1997, the Record Date for the Annual Meeting, there were issued and outstanding 16,459,131 shares of Common Stock of the Company. The presence in person or by proxy of holders of record of a majority of the outstanding shares of Common Stock is required to constitute a quorum for the transaction of business at the Annual Meeting. Under Washington law and the Company's Amended and Restated Articles of Incorporation and Bylaws, if a quorum is present, the single nominee for election to the Board of Directors who receives the greatest number of affirmative votes cast for election of directors shall be elected. Abstentions and broker non-votes will be considered represented at the Annual Meeting for the purpose of calculating a quorum and will have no effect on the election of directors. Proxies and ballots will be received and tabulated by ChaseMellon Shareholder Services, an independent business entity not affiliated with the Company.

     The Company's Common Stock trades on the NASDAQ National Market tier of the NASDAQ Stock Market under the symbol FOTO. The last sale price for the Common Stock of the Company as reported by NASDAQ on December 8, 1997, was $10.938 per share.

     The following table sets forth information, as of November 30, 1997, with respect to all shareholders known by the Company to be the beneficial owners of more than five percent (5%) of its outstanding Common Stock. Except as noted below, each person or entity has sole voting and investment powers with respect to the shares shown.

                                           Amount and Nature       Percent of
          Name and Address            of Beneficial Ownership (4)     Class
          ----------------            ---------------------------  -----------
T. Rowe Price Associates, Inc. (1)              1,425,000              8.7%
T. Rowe Price Small Cap Fund, Inc.
100 East Pratt Street
Baltimore, MD  21202

Robert A. Simms (2)                             1,262,250              7.7%
230 Park Avenue
New York, NY  10169

Gary Christophersen (3)                           918,840              5.6%
1260 16th Avenue West
Seattle, WA  98119
_____________________________________

(1) The holding shown is as of February 14, 1997, as reported by T. Rowe Price Associates, Inc. ("Price Associates") in a Schedule 13G filed by Price Associates pursuant to Rule 13d-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Price Associates has indicated that these shares are held by it in its capacity as investment advisor to various individual and institutional investors. According to the Schedule 13G filed by Price Associates, it has sole dispositive power, and T. Rowe Price Small Cap Fund, Inc. has sole voting power, with respect to these shares.

(2) The holding shown is as of November 1, 1993 as reported by an amendment to a Schedule 13D filed by Mr. Simms pursuant to Rule 13d-1 under the Exchange Act.

(3) Includes options to purchase 116,245 shares of Common Stock granted under the Company's 1987 Stock Option Plan which are presently exercisable or exercisable within 60 days.

(4) All share data have been retroactively adjusted to reflect a three-for-two stock split distributed on March 17, 1997.

                             ELECTION OF DIRECTORS

     The Board of Directors of the Company currently consist of five directors classified into three classes. The sole member of Class I is currently Douglas
A. Swerland. Class II directors are Peter H. Van Oppen and Craig E. Tall and Class III directors are Gary R. Christophersen and Sam Rubinstein. At the Annual Meeting, the shareholders will vote on the election of one Class I director for a three-year term expiring at the Annual Meeting of shareholders in 2001. At present, Class II directors will hold office until the Company's 1999 Annual Meeting and Class III directors will hold office until the Company's 2000 Annual Meeting. All directors hold office until the Annual Meeting of shareholders at which their terms expire and the election and qualification of their successors.

     The Board of Directors has unanimously nominated Douglas A. Swerland for re-election to the Board as the sole Class I director. Although the Board of Directors anticipates that Mr. Swerland will be available to serve as a director of the Company, should he not accept the nomination, or otherwise be unable or unwilling to serve, it is intended that proxies will be voted for the election of a substitute nominee designated by the Board of Directors. The single Class I nominee receiving the highest number of votes cast in the election of director shall be elected the sole Class I director.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR DOUGLAS A. SWERLAND.

     Unless otherwise instructed, it is the intention of the persons named in the accompanying form of proxy to vote shares represented by properly executed proxies for election of Mr. Swerland.

     The following chart indicates ownership of the Company's Common Stock by each director of the Company, each executive officer named in the compensation tables appearing later in this Proxy Statement, and by all directors and executive officers as a group, all as of November 30, 1997.

                               Amount and Nature
                                 of Beneficial       Percent of
Directors:                            Age            Ownership      Class
--------------------------     -----------------     ----------     -----
Gary R. Christophersen (1)            51               918,840        5.6%

Sam Rubinstein (2)                    80               521,186        3.1%

Douglas A. Swerland (3)               52                95,063          *

Craig E. Tall (4)                     51               174,719        1.1%

Peter H. van Oppen (5)                45                23,500          *

Additional Named Executives:
----------------------------
Michael F. Lass (6)                   43               381,521        2.3%

Case H. Kuehn (7)                     45                31,714          *

Bruce A. Ericson (8)                  48               245,128        1.5%

All current directors and
 executive officers as a group
 (8 persons) (9)                                     2,391,671       13.7%


----------------------------
 *   Percent of class is less than 1%
(1) Includes options to purchase 116,245 shares of Common Stock granted under the Company's 1987 Stock Option Plan which are presently exercisable or exercisable within 60 days. Does not include 22,275 shares of Common Stock held in trust for Mr. Christophersen's minor children, beneficial ownership of which Mr. Christophersen disclaims.

(2) Includes options to purchase 184,500 shares of Common Stock which are presently exercisable or exercisable within 60 days.

(3) Includes options to purchase 83,250 shares of Common Stock which are presently exercisable or exercisable within 60 days.

(4) Includes options to purchase 103,500 shares of Common Stock which are presently exercisable or exercisable within 60 days.

(5) Includes options to purchase 22,500 shares of Common Stock which are presently exercisable or exercisable within 60 days.

(6) Includes options to purchase 235,687 shares of Common Stock which are presently exercisable or exercisable within 60 days.

(7) Includes options to purchase 28,124 shares of Common Stock which are presently exercisable or exercisable within 60 days.

(8) Includes options to purchase 192,656 shares of Common Stock which are presently exercisable or exercisable within 60 days.

(9) Includes options to purchase 966,462 shares of Common Stock which are presently exercisable or exercisable within 60 days.

GARY R. CHRISTOPHERSEN, the Company's President and Chief Executive Officer since August 1988, joined the Company in January 1982 as Vice President-Operations and has served as a Director of the Company since 1982. From May 1983 to August 1988, Mr. Christophersen was a Senior Vice President of the Company and its General Manager.

SAM RUBINSTEIN became a Director of the Company in March 1986. From June 1985 to May 1988, he was the Chairman of the Board and Chief Executive Office of Farwest Fisheries, Inc., a seafood processing and marketing firm. From 1974 to December 1987, Mr. Rubinstein was the Chairman of the Board and Chief Executive Officer of Bonanza Stores, Inc., an operator of variety stores and drugstores, and, from February 1984 to January 1986, the Chairman of the Board and Chief Executive Officer of Whitney-Fidalgo Seafoods, Inc., a seafood processor.

DOUGLAS A. SWERLAND became a Director of the Company in October 1988. In December 1993, Mr. Swerland founded and became the Chairman, President, and Chief Executive Officer of SAVI, Inc., a clothing superstore retailer specializing in men's and women's apparel and accessories. Mr. Swerland had been employed by Jay Jacobs, Inc., the operator of a chain of specialty retail apparel stores, in various capacities beginning in 1969, most recently as President and a director from 1978 to November 1993. Jay Jacobs, Inc., filed a voluntary petition for Chapter 11 bankruptcy protection in May 1994 and emerged therefrom in November 1995.

CRAIG E. TALL became a Director of the Company in October 1988. Since September 1990, Mr. Tall has been an Executive Vice President of Washington Mutual, Inc., a bank holding company. In addition, since April 1987, Mr. Tall has been an Executive Vice President of Washington Mutual Bank.

PETER H. VAN OPPEN became a Director of the Company in October 1988. Since February 1994, Mr. van Oppen has been Chairman and Chief Executive Officer of Advanced Digital Information Corporation ("ADIC"), a manufacturer of automated tape data libraries for network and workstation markets. ADIC was a wholly-owned subsidiary of Interpoint Corporation, a diversified publicly-traded manufacturer, until it was spun-off as a separate public company in October 1996. Mr. van Oppen served as a Director of Interpoint from 1984 to 1996, President and Chief Executive Officer from 1989 to 1996 and Chairman and Chief Executive Officer from 1995 through October 1996. Mr. van Oppen is also a Director of ADIC.

BOARD AND COMMITTEE MEETINGS

     The Board of Directors of the Company held a total of twelve meetings during the fiscal year ended September 27, 1997. Each of the incumbent Directors attended at least 75% of the aggregate of the total number of meetings held by all committees of the Board of Directors on which they served.

     The Board of Directors has an Audit Committee which consists of Messrs. Rubinstein, Swerland, Tall, and van Oppen. The function of the Audit Committee is to meet with the accounting staff of the Company and the independent certified public accountants engaged by the Company to review (i) the scope and findings of the annual audit, (ii) accounting policies and procedures and the Company's financial reporting and (iii) internal controls employed by the Company. The Committee's findings and recommendations are reported to management and the Board of Directors for appropriate action. The Audit Committee held one meeting during fiscal 1997.

     The Board of Directors has a Compensation Committee which consists of Messrs. Swerland, Tall, and van Oppen. The Committee is responsible for establishing the policies which govern the compensation of executive officers of the Company, setting compensation levels for the President and Chief Executive Officer and reviewing the compensation packages for other executive officers recommended by the President. The Compensation Committee has been appointed by the Board of Directors to administer the Company's stock option and stock purchase plans. The Compensation Committee held two separate meetings and one joint meeting with the Board during fiscal 1997.

     The Board of Directors does not have a standing nominating committee. The Board of Directors will consider written proposals from shareholders for nominees or directors which are submitted to the Secretary of the Company in accordance with the procedures described below under the caption, "Shareholder Proposals for the 1999 Annual Meeting of Shareholders."

DIRECTORS' COMPENSATION

     Currently, Directors who are not employees of the Company are each paid $500 each quarter and $200 for each Board of Directors meeting attended and $100 for each telephonic meeting of the Board. In addition, Directors are entitled to reimbursement for reasonable travel expenses, including lodging, incurred in connection with attendance at Board meetings. Pursuant to the terms of the Company's 1987 Stock Option Plan, each Director who is not an employee of the Company is automatically granted an option to purchase 11,250 shares of the Company's Common Stock, annually on the first Wednesday of March. Options granted to non-employee Directors have an exercise price equal to the fair market value of the Common Stock on the date of grant and vest at the end of the fiscal year in which they are granted.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") requires directors, certain officers and greater-than-10% shareholders ("Reporting Persons") of all publicly-held companies to file certain reports ("Section 16 Reports") with respect to beneficial ownership of such companies' equity securities.

     Based solely on its review of the Section 16 Reports furnished to the Company by its Reporting Persons and, where applicable, any written representation by them that no Form 5 was required, all section 16(a) filing requirements applicable to the Company's Reporting Persons during and with respect to fiscal 1997 have been complied with on a timely basis.

                       REMUNERATION OF EXECUTIVE OFFICERS

     The following table sets forth certain information concerning the compensation paid by the Company for services rendered during fiscal years 1997, 1996 and 1995 to any person who served as Chief Executive Officer during fiscal 1997 and the three most highly compensated executive officers of the Company at September 27, 1997 whose total salary and bonus exceeded $100,000 in fiscal 1997 (the "Named Executive Officers"):

                          SUMMARY COMPENSATION TABLE

                                                                                  Long Term
                                                                                  Compensation
                                                                                    Awards
                                                    Annual Compensation      ---------------------
Name and                                Fiscal      -------------------      Securities Underlying        All Other
Principal Position                       Year       Salary        Bonus             Options            Compensation (1)
------------------                      ------      ------        -----      ---------------------     ----------------
Gary R. Christophersen                   1997      $150,000     $ 70,315             33,750                $11,842
  President, Chief Executive             1996       150,530      126,100             33,750                 11,565
  Officer and Director                   1995       150,530       82,850                  0                 10,569

Michael F. Lass                          1997      $125,765     $ 25,611             11,250                $11,819
  Vice President - Operations            1996       118,955       55,023             11,250                 11,565
                                         1995       112,389       43,505                  0                 10,467

Bruce A. Ericson                         1997      $ 99,580     $ 22,584             11,250                $10,867
  Vice President - Marketing             1996       103,548       47,638             11,250                 10,902
                                         1995        97,941       37,601                  0                  9,121

Case H. Kuehn                            1997      $111,058     $ 27,738             11,250                $11,602
  Vice President - Finance,              1996       105,170       47,015             11,250                  8,463
  Chief Financial Officer                1995        61,941       23,796             50,625                    212
  and Treasurer (2)


---------------------------

(1) These amounts represent Company contributions to the Seattle FilmWorks 401K Plan and payments for term life insurance, short-term disability insurance and long-term disability insurance.

(2)  Mr. Kuehn joined the Company on February 8, 1995.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The Company has stock option plans pursuant to which options to purchase Common Stock are granted to officers and key employees of the Company. The following tables show stock option grants and exercises pertaining to the named Executive Officers of the Company during fiscal year 1997, and the year-end potential realizable value of all their outstanding options.

                                                  Individual Options Granted            Potential Realizable
                                          ----------------------------------------        Value at Assumed
                            Number of     % of Total                                   Annual Rates of Stock
                           Securities       Options                                    Price Appreciation For
                           Underlying      Granted to                                      Option Term (3)
                            Options       Employees in    Exercise      Expiration     ---------------------
                           Granted (1)    Fiscal Year     Price (2)        Date           5%         10%
                          ------------    ------------    ---------     ----------     --------     --------
Gary R. Christophersen      33,750          17.39%         $12.00       3/05/2002      $111,893     $247,256

Michael F. Lass             11,250           5.80%         $12.00       3/05/2002      $ 37,297     $ 82,418

Case H. Kuehn               11,250           5.80%         $12.00       3/05/2002      $ 37,297     $ 82,418

Bruce A. Ericson            11,250           5.80%         $12.00       3/05/2002      $ 37,297     $ 82,418

____________________________

(1) The Company's stock option plans are administered by the Compensation Committee of the Board of Directors, which determines to whom options are granted, the number of shares subject to each option, the vesting schedule and the exercise price. The options granted in fiscal year 1997 vest in equal annual installments over four years. All options granted to officers of the Company may be exercised for a period of 190 days following termination of employment.

(2) All options are granted with an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. The exercise price may be paid by delivery of shares already owned by the option holder with a market value equal to the aggregate exercise price. With the permission of the Compensation Committee, the exercise price may also be paid by withholding shares that would otherwise be received by the option holder.

(3) Potential realizable value is based on the assumption that the stock price of the Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the five year option term. These values are calculated based upon requirements of the Securities and Exchange Commission and do not reflect the Company's estimate or projection of future stock price performance. The actual value realized may be greater or less than the realizable value set forth in this table.

     The vesting of options may be accelerated at the discretion of the administrator of the option plans. Also, outstanding options will become immediately vested and fully exercisable on the day before the first to occur of the following events, unless a majority of the Board of Directors in office on the date such an event occurs shall approve a resolution providing otherwise within three business days after the event occurs:

     (i) the acquisition by any person (with certain exceptions) of 30% or more of any class of the Company's voting equity securities;

     (ii) the purchase of 30% or more of any class of the Company's stock pursuant to any tender or exchange offer, other than one made by the Company; or

     (iii) approval of any merger, consolidation, reorganization or other transaction providing for the conversion or exchange of more than 50% of the outstanding shares of the Company's stock into securities of a third-party, or cash, or property, or a combination of any of the foregoing.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

     The following table sets forth certain information as of September 27, 1997 regarding options to purchase Common Stock held as of September 27, 1997 by each of the Named Executive Officers, as well as the exercise of such options during the fiscal year ended September 27, 1997. In addition, the following table reports the values for in-the-money options, which values represent the positive spread between the exercise price of such options and the fair market value of the Company's Common Stock as of September 27, 1997.

                                                              Number of Securities         Value of Unexercised
                                                         Underlying Unexercised Options    In-the-Money Options
                                                            at September 27, 1997 (2)    at September 27, 1997 (3)
                          Shares Acquired     Value      ------------------------------  -------------------------
                           Upon Exercise   Realized (1)     Exercisable/Unexercisable    Exercisable/Unexercisable
                          ---------------  ------------  ------------------------------  -------------------------------------
Gary R. Christophersen        100,625       $1,057,707       266,245          59,063      $2,959,017    $      0

Michael F. Lass                     0       $        0       286,312          19,688      $3,159,524    $      0

Case H. Kuehn                       0       $        0        28,124          45,001      $  166,461    $166,468

Bruce A. Ericson               10,125       $  109,563       205,312          19,688      $2,229,838    $      0


____________________________

(1) Value realized is calculated by subtracting the exercise price of the option from the market value of a share of the Company's Common Stock on the date of exercise and multiplying the difference thereof by the number of shares purchased.

(2) Future exercisability is subject to vesting and the option holder remaining employed by the Company.

(3) This value is the aggregate number of outstanding options at fiscal year end multiplied by the difference between the closing price of the Common Stock reported on the NASDAQ National Market System on September 26, 1997, less the exercise price of such options. There is no guarantee that if and when these options are exercised they will generate this value.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors (the "Committee") is composed entirely of non-employee, outside directors. The Committee is responsible for establishing the policies which govern the compensation of executive officers of the Company, setting compensation levels for the President and Chief Executive Officer and reviewing the compensation packages for other executive officers recommended by the President. The goal of the Committee in administering executive compensation is to create a compensation plan which (i) rewards individual performance, (ii) aligns the interests of the executive with the immediate and long-term interests of the shareholders of the Company, (iii) ties a significant portion of compensation to improvements in the Company's financial performance and (iv) assists the Company in attracting and retaining key executives critical to the long-term success of the Company.

    The compensation package provided to executive officers consists primarily of base salary, incentive bonus and long-term incentive in the form of stock options.

    Base Salary. It is the goal of the Committee that the combination of base salary and incentive bonus paid to the Chief Executive Officer be within the approximate range of cash remuneration paid to executives performing similar duties for companies of comparable size in the Pacific Northwest. Although generally available data on the compensation of chief executive officers in the Pacific Northwest is considered, the experience of the members of the Committee and their knowledge of the community and industry practice have been the primary bases for this determination.

    At his request, the base salary of the Chief Executive Officer has been maintained at the present level since 1993. The Chief Executive Officer has requested additional benefits each year, primarily additional vacation days, in lieu of a salary increase.

    Base salaries for executive officers other than the CEO are determined annually by the President and reviewed by the Committee. In determining salary adjustments for executive officers, the CEO considers the individual officer's historical performance against his or her job responsibilities and personal compensation packages provided to executives performing similar duties for companies of comparable size in the Pacific Northwest, the rate of inflation, salary adjustments to be awarded to other executive officers of the Company and other subjective factors. In addition, in fiscal 1996 the Company reviewed salaries based on a survey prepared for the Company by Towers Perrin, an international management consulting firm.

    Incentive Bonus. The Company has an annual incentive compensation plan pursuant to which executive officers and other managers and supervisory personnel (approximately 65 persons during fiscal 1997) are eligible to receive cash bonuses based on the Company's and their personal performance during the year (the "Incentive Plan"). The factors used in determining pay outs under the Incentive Plan are a specified percentage of each participant's base salary ("eligible base salary"), his or her performance against personal performance goals and the overall difference between the Company's actual operating income before tax and bonus compared to the targeted growth in such income for the year ("Corporate Performance Percentage"). The Incentive Plan sets eligible base salary percentages for the CEO and all other executive officers at 60 percent and 30 percent, respectively. The portion of each participant's eligible base salary which will be multiplied by the Corporate Performance Percentage for the year is determined based on points awarded for each participant's actual performance against his or her personal performance goals. Performance goals for each executive officer are determined by the CEO at the beginning of the fiscal year and reviewed by the Committee. Examples of individual performance goals for fiscal 1997 included net revenue targets, labor costs, administrative and overhead expenses. The portion of the CEO's eligible base salary which is used for determining his annual Incentive Plan pay out is based on a weighted average of the performance scores of the various managers who report to him.
The total pay out pursuant to the Incentive Plan is subject to a maximum of 15% of income before tax and bonuses and no pay out will occur for any year for which the Company falls more than 43% short of targeted income before tax and bonuses for that year. Subjective assessments of performance may result in adjustments in individual awards.

    Stock Option Plans. The Committee administers the Company's stock option plans under which options to purchase the Company's Common Stock may be granted in an effort to align the interests of management with those of shareholders and provide a reward for long-term performance. Historically, options granted by the Company have been granted with an exercise price equal to the market price of the Company's stock on the date of grant. Accordingly, options will have value to the holder only if the Company's stock price increases. Outstanding options generally become exercisable at a rate of 25% per year. All grants are subject to possible acceleration of vesting in connection with certain events leading to a change in control of the Company. Options are granted from time to time to executive officers and other management and supervisory personnel based on recommendations of the CEO, with the size of grants generally falling within predetermined ranges tied to job grade. In administering the Company's stock option plans, the Committee generally has sought to limit outstanding options to approximately ten percent of outstanding shares. At the end of fiscal 1997, outstanding options as a percent of the outstanding shares of common stock was 11.5% due in part to the repurchase of 1,687,500 shares of common stock in fiscal year 1994 and 80,000 shares of common stock in fiscal year 1997.

    Under the Omnibus Budget Reconciliation Act of 1993, the federal income tax deduction for certain types of compensation paid to the chief executive officer and four other most highly compensated executive officers of publicly held companies is limited to $1 million per officer per fiscal year unless such compensation meets certain requirements. The Committee is aware of this limitation and believes no compensation paid by the Company during 1998 will exceed the $1 million limitation.

                                           COMPENSATION COMMITTEE
                                           Peter van Oppen, Chairman
                                           Douglas A. Swerland
                                           Craig E. Tall


          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the fiscal year ended September 27, 1997, the Compensation Committee of the Board of Directors consisted of Messrs. Swerland, Tall and van Oppen. None of these individuals has served at any time as an officer or employee of the Company.

                         STOCK PRICE PERFORMANCE GRAPH

     Shown on this page is a line-graph comparing cumulative total shareholder return on Seattle FilmWorks, Inc. Common Stock for each of the last five fiscal years to the cumulative total return for the NASDAQ Composite Index and the NASDAQ Retail Index. This cumulative return includes the reinvestment of cash dividends.

                     COMPARISON OF 5-YEAR CUMULATIVE RETURN
                         Among Seattle FilmWorks, Inc.
                 NASDAQ Composite Index and NASDAQ Retail Index

 MEASUREMENT PERIOD          SEATTLE          NASDAQ          NASDAQ
(FISCAL YEAR COVERED)    FILMWORKS, INC.  COMPOSITE INDEX  RETAIL INDEX
       1992                   $100             $100            $100
       1993                    174              130             113
       1994                    353              132             111
       1995                    639              182             122
       1996                    915              216             146
       1997                    763              297             167

                             INDEPENDENT AUDITORS

     The Company has selected Ernst & Young LLP to continue as its independent auditors for the current year. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and have the opportunity to make a statement if they so desire and respond to appropriate questions.


                                OTHER BUSINESS

     As of the date of this Proxy Statement, management knows of no other business which will be presented for action at the meeting. If any other business requiring a vote of the shareholders should come before the meeting, the persons designated as your proxies will vote or refrain from voting in accordance with their best judgment.


                 SHAREHOLDER NOMINATIONS AND PROPOSALS FOR THE
                      1999 ANNUAL MEETING OF SHAREHOLDERS

     The Company's Bylaws provide that advance notice of nominations for the election of directors at a meeting of shareholders must be delivered to or mailed and received by the Company ninety (90) days prior to the date one year from the date of the immediately preceding annual meeting of shareholders or, in the case of a special meeting of shareholders to elect directors, the close of business on the 10th day following the date on which notice of such meeting is first given to shareholders. The Bylaws also provide that advance notice of proposals to be brought before an annual meeting by a shareholder must be submitted in writing and delivered to or mailed and received by the Company not later than ninety (90) days prior to the date one year from the date of the immediately preceding annual meeting of shareholders.

     Each notice of a nomination or proposal of business must contain, among other things, (i) the name and address of the shareholder who intends to make the nomination or proposal; (ii) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice or to vote at the meeting for the proposal;
(iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder and any material interest of such shareholder in any proposal to be submitted to the meeting; (iv) such other information regarding each nominee or proposals as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and (v) with respect to any nominations, the consent of each nominee to serve as a director of the Company if elected.

     A copy of the full text of the provisions of the Company's Bylaws dealing with shareholder nominations and proposals is available to shareholders from the Secretary of the Company upon written request.

     In order to be included in the Company's proxy statement and form of proxy relating to its Annual Meeting of Shareholders, shareholder proposals or nominations to be presented at the Annual Meeting of Shareholders held in 1999 must be received by the Secretary at the Company's executive offices by September 3, 1998.

                            SOLICITATION OF PROXIES

     The proxy accompanying this Proxy Statement is solicited by the Board of Directors of the Company. Proxies may be solicited by officers, directors, and regular supervisory and executive employees of the Company, none of whom will receive any additional compensation for their services. In addition, the Company may engage an outside proxy solicitation firm to render proxy solicitation services and, if so, will pay a fee for such services. Solicitations of proxies may be made personally, or by mail, telephone, telecopier or messenger. The Company, if requested, will pay persons holding shares of Common Stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks and other fiduciaries, for the expense of forwarding materials to their principals. All of the costs of solicitation of proxies will be paid by the Company.

                                       By Order of the Board of Directors

                                       //s// Mich Kele Earl

                                       Mich Kele Earl
                                       Secretary

December 31, 1997
Seattle, Washington

                            SEATTLE FILMWORKS, INC.

       THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF THE SHAREHOLDERS TO BE HELD FEBRUARY 11, 1998.

The undersigned hereby appoints Gary R. Christophersen and Case H. Kuehn, and each of them, as Proxies, with full power of substitution, and hereby authorizes them to represent and vote, as directed below, all the shares of Common Stock of SEATTLE FILMWORKS, INC. held of record by the undersigned on December 8, 1997, at the Annual Meeting of Shareholders to be held February 11, 1998, or any adjournment or postponement thereof.

                (Continued, and to be signed on the other side)

Please mark your votes as indicated in this example  (X)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" NOMINEE IN ITEM 1.

1. ELECTION OF DIRECTOR: Election of the following nominee to serve a three year term or until his respective successor is elected and qualified.

     Douglas A. Swerland

                            For (  )  Withhold (  )

"Please Mark Inside Boxes so that Data Processing Equipment will Record Your Vote."

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof. This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ITEM 1.



Signature(s)______________________________ Dated_________________________ 1998

NOTE: Please sign exactly as your name appears on your stock certificate. When shares are held jointly, each person sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. An authorized person should sign on behalf of corporations, partnerships, and associations and give his or her title.

     Please Mark, Sign Date and Return Card Promptly.